Exhibit 10.1

AMENDED AND RESTATED

BACKSTOP INVESTMENT AGREEMENT

DATED AS OF OCTOBER 13, 2016

BY AND AMONG

GREAT ELM CAPITAL GROUP, INC.

AND

THE INVESTORS NAMED HEREIN

AMENDED AND RESTATED BACKSTOP INVESTMENT AGREEMENT

AMENDED AND RESTATED BACKSTOP INVESTMENT AGREEMENT, dated as of October 13, 2016 (this “Agreement”), by and among Great Elm Capital Group, Inc., a Delaware corporation (the “Company”), and the several Investors listed in Annex 1 (the “Investors”). This Agreement amends and restates in its entirety the Backstop Investment Agreement, dated as of September 13, 2016 by and among the Company and the Investors. Certain capitalized terms are defined in Section 8.16.

RECITALS

The Company proposes to commence an offering to each of the holders (the "Eligible Holders") of its common stock, par value $0.001 per share (the "Common Stock"), of record as of the close of business on a record date to be determined as provided herein (the "Record Date"), of non-transferable rights (the "Rights") to subscribe for and purchase additional shares of Common Stock (the "New Shares") at a subscription price per share equal to 80% of the volume weighted average price of the Common Stock for the thirty consecutive trading days ending on and including the Record Date (the "Subscription Price") for an aggregate offering amount of $45 million (the "Aggregate Offering Amount") (such offering, as further defined in Article 1 and by other transactions contemplated hereby, the "Rights Offering").

As part of the Rights Offering, the Company will distribute to each of the Eligible Holders, at no charge, one Right for each share of Common Stock held by such Eligible Holder as of the Record Date, and each Right will entitle the holder thereof to purchase at the Subscription Price (a) New Shares from the Company (with fractional shares rounded down to the nearest whole number of New Shares and the aggregate Subscription Price adjusted accordingly) (the "Basic Subscription Privilege") and (b) if an Eligible Holder fully exercises their Basic Subscription Privilege, such Eligible Holder’s pro rata share of the New Shares not purchased as a result of other Eligible Holders not fully exercising their Basic Subscription Privilege (the “Over Subscription Privilege”).

In order to facilitate the Rights Offering, the Company has requested each Investor to agree, and each Investor hereby agrees, severally and not jointly, on the terms of and subject to the conditions in this Agreement, to purchase New Shares that are not purchased by the Eligible Holders upon the exercise of Rights pursuant to the Basic Subscription Privilege or the Over Subscription Privilege (the "Unsubscribed Shares"), up to the amount set forth opposite such Investor's name on Annex 1 (the "Backstop Commitment") from the Company at the Subscription Price and subject to proration of Unsubscribed Shares among all other Investors if the amount of Unsubscribed Shares is less than the total amount of all Backstop Commitments.

Concurrently with the execution and delivery of this Agreement, in consideration of each Investor's Backstop Commitment, the Company and the Investors are entering into a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Registration Rights Agreement, the Company has committed to prepare and file a resale registration statement, registering offers and sales of the Backup Acquired Shares (as defined below) acquired by the Investors pursuant to this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants in this Agreement, the parties, intending to be legally bound, agree as follows:

1.          THE RIGHTS OFFERING AND BACKSTOP COMMITMENT

1.1.       The Rights Offering.

(a)         As promptly as practicable after the date of this Agreement, the Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (including each amendment and supplement thereto, the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on Form S-3, covering the offer and sale of the Rights and the Common Stock in the Rights Offering. The Company shall not permit any securities to be included in the Registration Statement other than the Rights and the Common Stock to be issued in the Rights Offering. The Registration Statement shall be provided to the Investors and their counsel prior to its filing with the SEC, and the Investors and their counsel shall be given a reasonable opportunity to review and comment upon the Registration Statement (and any post-effective amendments). The Company shall use commercially reasonable efforts to, as promptly as practicable, (i) respond to comments to the Registration Statement raised by the staff of the SEC and (ii) cause the Registration Statement and any post-effective amendment to be declared effective by the SEC.

(b)        The Investors shall provide to the Company such information and other assistance as it may reasonably require in connection with the preparation and filing of the Registration Statement and the final prospectus relating to the Rights Offering filed pursuant to Rule 424 of the Securities Act (as amended or supplemented, the “Prospectus”). At the time such information is provided and at the respective times the Registration Statement and any post-effective amendments thereto become effective and as of the date of the Prospectus, no such information provided by the Investors shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)         At the respective times the Registration Statement and any post-effective amendments thereto become effective, the Registration Statement shall comply in all material respects with the requirements of Form S-3, and the Registration Statement and any documents incorporated by reference therein shall not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, that the Company shall make no such representation with respect to information provided to it by the Investors for inclusion therein. The Prospectus, as of its date, shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company shall make no such representation with respect to information provided to it by the Investors for inclusion therein. The previous two sentences are referred to as the “10b-5 Representation.”

(d)        Promptly following the date on which the Registration Statement is declared effective by the SEC (the “Registration Effective Date”), the Company shall print and file with the SEC the Prospectus, distribute the Prospectus to the Company’s stockholders of record as of the Record Date and thereafter promptly commence a rights offering on the following terms: (i) the Company shall distribute, at no charge, one Right to each holder of record of Common Stock for each share of Common Stock held by such holder as of the Record Date, (ii) each Right shall entitle the holder thereof to purchase, at the election of such holder, such number of shares of Common Stock at the Subscription Price thereby entitling such holders of Rights, in the aggregate, to subscribe for an aggregate number of shares (the “Aggregate Offered Shares”) of Common Stock equal to $45 million divided by the Subscription Price; provided that no fractional shares of Common Stock shall be issued pursuant to the exercise of any Rights, (iii) each such Right shall be non-transferable, (iv) the rights offering shall remain open for at least sixteen days, but no more than twenty days or such longer period as required by Law (the “Subscription Period”), (v) each Eligible Holder who fully exercises all Rights held by such Eligible Holder shall be entitled to the Over-Subscription Privilege; provided that, if insufficient remaining shares of unsubscribed shares of Common Stock are available, all over-subscription requests shall be honored pro rata among Rights holders who exercise the Over-Subscription Privilege (based on the Basic Subscription Rights exercised), (vi) no Person (other than the Investors and their Affiliates, who may acquire New Shares as contemplated by this Agreement) will be entitled to exercise the Rights to the extent the exercise thereof would cause such Person to acquire Beneficial Ownership, or ownership for purposes of section 382 of the Internal Revenue Code of 1986, as amended, in excess of 4.99% of the outstanding Common Stock after giving effect to the consummation of the Rights Offering and the Backstop Commitment, and (vii) any Person (other than the Investors and their Affiliates) who is, on the date of this Agreement, the Beneficial Owner of in excess of 4.99% of the outstanding Common Stock shall be entitled to exercise the Rights (including any Over-Subscription Right) only to the extent necessary to maintain her, his or its proportionate interest in the Common Stock on the date hereof.

(e)         Prior to the termination of this Agreement, the Company shall not amend any of the terms of the Rights Offering described in Section 1.1(d), terminate the Rights Offering or waive any material conditions to the closing of the Rights Offering, without the prior written consent of Gracie Investing LLC on behalf of all of the Investors. Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period. The closing of the Rights Offering shall occur at the time, for the Subscription Price and in the manner and on the terms in Section 1.1(d), as shall be set forth in the Prospectus.

(f)         The Company shall pay all of its expenses associated with the Registration Statement, Prospectus, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, fees and expenses of any subscription and information agents, its counsel and accounting fees and expenses and costs associated with clearing the Common Stock offered thereby for sale under applicable state securities Laws.

1.2.        Backstop Commitment.

(a)         Subject to the consummation of the Rights Offering and the conditions in this Agreement, each Investor shall, severally and not jointly, purchase from the Company, and the Company shall issue to such Investor, at the Subscription Price, such Investor’s Pro Rata Portion of an aggregate number of shares of Common Stock (the “Backstop Commitment”) equal to (i) the lesser of (A) $45,000,000 minus the aggregate proceeds of the Rights Offering or (B) the aggregate commitment listed in the Commitment Amount column of Annex 1, divided by (ii) the Subscription Price. Notwithstanding any other section hereof, in no case shall any Investor become the beneficial owner of more than 19.9% of the outstanding Common Stock as a result of the transactions contemplated herein, and the maximum Backstop Commitment issuable to each Investor in connection with the transactions contemplated herein shall be proportionally reduced as necessary to give effect to such limitation (the “Nasdaq Cap”). Within two Business Days after the closing of the Rights Offering, the Company shall issue to the Investors a notice (the “Subscription Notice”) setting forth the number of shares of Common Stock subscribed for in the Rights Offering and the aggregate proceeds of the Rights Offering and, accordingly, the number of shares of Common Stock to be acquired by the Investors pursuant to the Backstop Commitment at the Subscription Price, subject to the Nasdaq Cap. Shares of Common Stock acquired by the Investors pursuant to the Backstop Commitment are collectively referred to as the “Backstop Acquired Shares.”

(b)        On the terms of and subject to the conditions in this Agreement, the closing of the Backstop Commitment (the “Closing”) shall occur on the later of (i) the third Business Day following the expiration date of the Rights Offering and (ii) the date that all of the conditions to in Article 5 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), at 9:00 a.m. (Eastern time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, 14th Floor, Palo Alto, California 94301 or such other place, time and date as shall be agreed between the Company and the Investors (the date on which the Closing occurs, the “Closing Date”).

(c)         At the Closing (i) the Company shall issue to each Investor its Pro Rata Portion of the Backstop Acquired Shares against payment by or on behalf of such Investor of the aggregate Subscription Price for all such shares by wire transfer in immediately available funds to the account designated by the Company in writing at least three Business Days prior to the Closing, (ii) the Company shall deliver all other documents and certificates required to be delivered to the Investors pursuant to Section 5.3, and (iii) the Investors shall deliver all documents and certificates required to be delivered to the Company pursuant to Section 5.2.

(d)        The Company shall promptly use proceeds from the Rights Offering and the Backstop Commitment (i) first to pay costs of the Rights Offering and the Backstop and (ii) second, any remaining proceeds may be used for general corporate purposes (including acquisitions).

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as Previously Disclosed, the Company represents and warrants to the Investors that:

2.1.       Organization. The Company and each of its Subsidiaries is duly incorporated or organized and validly existing as a corporation or other entity in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority to own its property and assets and conduct its business as currently conducted, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

2.2.       Authorization. The Company has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of each of this Agreement and the Registration Rights Agreement and performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. Each of this Agreement and the Registration Rights Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy (collectively, the “Enforceability Exceptions”). No vote or consent of stockholders of the Company is required in connection with any of the transactions contemplated by this Agreement under the Company’s certificate of incorporation, the General Corporation Law of the State of Delaware (the “DGCL”), the rules and regulations of Nasdaq or otherwise.

2.3.       Capitalization.

(a)         As of the date of this Agreement, (i) the Company is authorized to issue up 350,000,000 shares of Common Stock and has 9,440,941 shares of Common Stock issued and outstanding and (ii) the Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) and no shares of Preferred Stock are issued or outstanding. As of the date of this Agreement, there are outstanding options to purchase an aggregate of 752,403 shares of Common Stock and 33,138 shares of Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards. All of the outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.

(b)        All of the outstanding shares of capital stock of each of the Company’s Subsidiaries has been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights, and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (collectively, “Liens”), except for Liens in favor of the indenture trustee with respect to the Notes. As of the date of this Agreement, the Company does not Beneficially Own, directly or indirectly, any equity interests of any Person that is not a Subsidiary of the Company.

2.4.       Valid Issuance of Shares. The Backstop Acquired Shares will be, as of the date of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (a) will be validly issued, fully paid and nonassessable, (b) will be free and clear of all Liens and (c) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders.

2.5.        Non-Contravention; Governmental Authorizations.

(a)         The execution and delivery of this Agreement and the Registration Rights Agreement and the performance by the Company of its obligations under this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation or by-laws, each as amended; (ii) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any agreement, lease, mortgage, license, indenture or any other contract to which the Company or any of its Subsidiaries is a party or by which their respective properties may be bound or affected; or (iii) conflict with or violate any Law applicable to the Company or its Subsidiaries, except, in the case of clause (ii) or (iii), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)         Each approval, consent, order, authorization, designation, declaration or filing by or with any Governmental Entity necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby (except for such additional steps as may be required by Nasdaq or such additional steps as may be necessary to register or qualify the Rights and shares of Common Stock to be issued in connection with the Rights Offering and the Backstop Acquired Shares under federal securities, state securities or blue sky Laws) has been obtained or made and is in full force and effect.

2.6.        Periodic Filings; Financial Statements; Undisclosed Liabilities.

(a)          Since July 1, 2015, the Company has timely filed all reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto (collectively the “Company SEC Documents”), that were required to be filed with the SEC under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Company SEC Documents contained, when filed with the SEC, and if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)        The Company’s consolidated financial statements, including the notes thereto, included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied in all material respects (except as may be indicated in the notes and schedules thereto) during the periods involved and present fairly in all material respects the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified therein (subject to the absence of notes and year-end adjustments in the case of unaudited statements).

(c)         Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise) of a nature that would be required to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP, other than liabilities or obligations (A) reflected on, reserved against, or disclosed in the notes to, the consolidated balance sheets of the Company Financial Statements or (B) incurred in the ordinary course of business consistent since the date of the last consolidated balance sheet in the Company Financial Statements.

2.7.       No Proceedings. No litigation or proceeding against the Company or its Subsidiaries is pending before any court, arbitrator, or administrative or governmental body, nor, to the Company’s knowledge, is any such proceeding threatened against the Company or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby or by the Registration Rights Agreement on a timely basis.

2.8.       Private Placement.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Backstop Acquired Shares. Assuming the accuracy of the Investors’ representations and warranties in Section 3.5, none of the Company, any of its affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of shares of Common Stock under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Backstop Acquired Shares under the Securities Act.

2.9.       Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement, the Registration Rights Agreement or the transactions contemplated hereby or thereby.  The Company may engage broker dealers in connection with the Rights Offering.

2.10.     No Further Reliance. The Company acknowledges that it is not relying upon any representation or warranty made by the Investors other than those representations and warranties in this Agreement.

3.           REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor (solely with respect to itself) represents and warrants to the Company and each other Investor that:

3.1.       Organization and Authority. If such Investor is not a natural person, such Investor is duly formed and validly existing in good standing as a limited liability company under the laws of the state of its organization and has all organizational power and authority to own its property and assets and conduct its business as currently conducted and, except where the failure to be qualified or in good standing would not or reasonably be expected to prevent, materially delay or materially impede the performance by such Investor of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

3.2.       Authorization. Such Investor has all power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of such Investor’s board, manager, trustee, members, stockholders, partners, beneficiaries or similar Persons, as the case may be, and no further approval or authorization by any of its members, partners, stockholders, beneficiaries or similar Persons is required. If such Investor is a natural person, such Investor has all necessary power and has received all necessary consents under community property and similar domestic relations laws. This Agreement constitutes the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such may be limited by the Enforceability Exceptions.

3.3.       Non-Contravention; Governmental Authorization.

(a)        The execution and delivery by such Investor and performance by such Investor of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of its certificate of formation, limited liability company agreement or similar governing documents (where applicable) or community property or other domestic relations Law (where applicable); (ii) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any agreement, lease, mortgage, license, indenture or any other contract to which such Investor is a party or by which its properties may be bound or affected; or (iii) conflict with or violate any Law applicable to such Investor, except in the case of clause (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)        Each approval, consent, order, authorization, designation, declaration or filing by or with any Governmental Entity necessary in connection with the execution and delivery by such Investor of this Agreement and the consummation of the transactions contemplated herein (except for such additional steps as may be required by Nasdaq or such additional steps as may be necessary to register or qualify the Rights and shares of Common Stock to be issued in connection with the Rights Offering and the Backstop Acquired Shares under federal securities, state securities or blue sky Laws) has been obtained or made and is in full force and effect.

3.4.       No Proceedings.  No litigation or proceeding against such Investor or such Investor’s assets is pending before any court, arbitrator, or administrative or governmental body, nor, to such Investor’s knowledge, is any such proceeding threatened against such Investor or such Investor’s assets, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

3.5.       Securities Act Compliance. The Backstop Acquired Shares being acquired by such Investor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws. Such Investor is an ‘‘accredited investor’’ within the meaning of Rule 501(a) under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters that are necessary to evaluate the risks and merits of an investment in the Common Stock.

3.6.       Financial Capability. At the Closing, such Investor, together with its Affiliates, will have sufficient available funds to consummate the Closing on the terms of this Agreement. Such Investor is able to bear the financial risk of its investment in the Backstop Acquired Shares. Such Investor has been afforded access to information about the Company and its financial condition and business sufficient to enable such Investor to evaluate its investment in the Backstop Acquired Shares.

3.7.       No Registration. Such Investor understands (i) that the offer and sale of the Backstop Acquired Shares to be purchased by it pursuant to this Agreement have not been registered under the Securities Act or any state securities laws, (ii) that the Company shall not be required to effect any registration or qualification of the Backstop Acquired Shares under the Securities Act or any state securities laws, except pursuant to the Registration Rights Agreement, (iii) that the Backstop Acquired Shares will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws and (iv) that the Backstop Acquired Shares may not be offered for sale, sold or otherwise transferred except pursuant to a registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act.

3.8.       Ownership. As of the date of this Agreement, such Investors and their Affiliates are the Beneficial

Owners of the number of shares of Common Stock set forth adjacent to such Investor’s name on Annex 1.

3.9.       No Further Reliance. Such Investor acknowledges that it is not relying upon any representation or warranty made by the Company other than those representations and warranties in this Agreement.

4.          COVENANTS

4.1.       Conduct of the Business. Prior to the earlier of the Closing and the termination of this Agreement (the “Pre-Closing Period”), the Company shall not, and shall cause each of its Subsidiaries not to, take any actions outside of the ordinary course of business. During the Pre-Closing Period, except as contemplated by this Agreement, as approved by the full board of directors of the Company (the “Board”) prior to the taking of such action or with the prior written consent of Gracie Investing LLC on behalf of all of the Investors, the Company shall not, and shall cause each of its Subsidiaries not to: (i) declare or pay any dividend or distribution on its shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company), (ii) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (iii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any of its shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) its capital stock, (iv) other than Excluded Issuances, issue, grant, deliver or sell any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) its capital stock (other than with respect to the issuance of the Rights and the Common Stock issuable upon the exercise thereof), (v) make any amendments to its organizational documents, (vi) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice; (vii) make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination, or material purchase of any property or assets, to or from any Person (except in respect of the Full Circle Capital Corporation transaction), (viii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or (ix) agree or commit to do any of the foregoing. For the avoidance of doubt, the foregoing shall not restrict the Company from engaging in discussions with a third party with respect to a Superior Transaction or terminating this Agreement to enter into a definitive agreement to effect a Superior Transaction (provided that prior to or concurrently with such termination the Company pays the Termination Fee per Section 8.4(b)).

4.2.       Securities to be Issued. The Common Stock to be issued to the Investors pursuant to this Agreement (a) shall be subject to the terms and provisions of the Company’s certificate of incorporation as in effect on the date hereof and (b) for the avoidance of doubt, shall be deemed “Registrable Securities” under the Registration Agreement.

4.3.       Efforts. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated, the Investors and the Company shall (i) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (ii) use commercially reasonable efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; (iii) promptly inform the other party of any substantive meeting, discussion, or communication with any Governmental Entity (other than any taxing authority) (and shall supply to the other party any written communication or other written correspondence or memoranda prepared for such purpose, subject to applicable Laws relating to the exchange of information or as necessary to preserve attorney-client privilege) in respect of any filings, investigation or inquiry concerning the transactions contemplated hereby, and shall consult with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat and (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Closing and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as may be asserted under Law with respect to the transactions contemplated hereby and by the Registration Rights Agreement. The Company shall reimburse the Investors for all filing fees incurred by the Investors with respect to all filings contemplated by this Section 4.3 within five Business Days of the date each such fee is invoiced by such Investors to the Company.

4.4.       Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of Nasdaq, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of such issuance. This Section 4.4 shall not restrict the ability of a party hereto to summarize or describe the transactions contemplated by this Agreement or the Registration Rights Agreement in the Registration Statement or Prospectus or any amendment or supplement thereto or any other prospectus or similar offering document or other report required by Law, regulation or Nasdaq rule so long as the other party is provided a reasonable opportunity to review and comment on such disclosure in advance.

4.5.       Nasdaq Listing. The Company shall as promptly as practicable after the date of this Agreement use reasonable best efforts to cause the Common Stock to be issued in the Rights Offering, to be approved for listing on Nasdaq, subject to official notice of issuance.

4.6.       No Transfers. Until the earlier to occur of the Closing Date or the termination of this Agreement, no Investor will, without the prior consent of the Company, transfer, sell, encumber, assign, pledge or otherwise dispose of any shares of Common Stock held, directly or indirectly, by such Investor; provided, however, that upon prior notice to the Company confirming compliance herewith, such Investor may (i) transfer, assign or dispose all or any portion of its Common Stock to one or more Affiliates, which shall agree in writing to take such Common Stock subject to, and comply with, the terms of this Agreement or (ii) effect an in-kind distribution of such shares to such Investor’s or its Affiliates’ equity holders (including limited partners), but, in the case of an in-kind distribution, such Investor shall not be relieved of its obligations hereunder.

4.7.       No Stabilization. In connection with the Rights Offering, the Investors will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock in violation of Regulation M under the Exchange Act.

5.          CONDITIONS TO CLOSING

5.1.       Conditions to the Obligations of the Company and the Investors. The obligations of the Company and the Investors to effect the Closing shall be subject to the following conditions:

(a)         receipt of all approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period, under applicable Law required to consummate the transactions contemplated hereunder, if any;

(b)        no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of any of the transactions contemplated at the Closing;

(c)        the Registration Statement shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(d)        the shares of Common Stock to be issued in the Rights Offering shall be approved for listing on Nasdaq, subject to official notice of issuance; and

(e)        the Rights Offering shall have been consummated in accordance with the terms of and subject to the conditions in Section 1.1(d).

5.2.       Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the following conditions:

(a)        The representations of the Investors in Section 1.1(b) shall be true and correct (i) in the case of the Registration Statement and any post-effective amendments thereto, at the respective times referred to in Section 1.1(c), and in the case of the Prospectus, as of its date, and (ii) as of the Closing Date, except that in the case of this clause (ii) all references to any time period or date referred to in Section 1.1(b) shall be deemed to be references to the Closing Date. All other representations and warranties of the Investors contained in this Agreement (A) that are qualified by materiality, material adverse effect or words of similar import, shall be true and correct as of the date hereof and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) that are not qualified by materiality, material adverse effect or words of similar import, shall be true and correct in all material respects as of the date hereof and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b)        Each of the Investors shall have performed in all material respects all of its obligations hereunder required to be performed by it, and complied with the covenants hereunder applicable to it in all material respects, at or prior to the Closing.

(c)         Since the date of this Agreement, there shall not have been any material adverse effect or any effect that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investors’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(d)        The Company shall have received a certificate, signed by an authorized person of each Investor, certifying as to the matters set forth in Sections 5.2(a), 5.2(b) and 5.2(c).

(e)        The Investors shall have entered into an agreement with the Company to vote, for a period of three years following the Closing, all of the Backstop Acquired Shares consistent with the recommendation of the board of directors of the Company on any matter submitted to the vote of the stockholders of the Company.

5.3.       Conditions to the Obligations of the Investors. The obligations of the Investors to effect the Closing shall be subject to the following conditions:

(a)        The 10b-5 Representation shall be true and correct in all respects (i) in the case of the Registration Statement and any post-effective amendments thereto, at the respective times referred to in Section 1.1(c), and in the case of the Prospectus, as of its date, and (ii) as of the Closing Date, except that in the case of this clause (ii) all references to any time period or date referred to in Section 1.1(c) shall be deemed to be references to the Closing Date. All other representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality, Material Adverse Effect or words of similar import, shall be true and correct as of the date hereof and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) that are not qualified by materiality, Material Adverse Effect or words of similar import, shall be true and correct in all material respects as of the date hereof and as of the Closing

(except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b)        The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it, and complied with the covenants hereunder applicable to it in all material respects. at or prior to the Closing.

(c)         Since the date of this Agreement, there shall not have been any Material Adverse Effect or any Effect that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d)        The Investors shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Sections 5.3(a), 5.3(b) and 5.3(c).

5.4.       Frustration of Closing Conditions. Neither the Company nor any Investor may rely on the failure of any condition in this Article 5 to be satisfied if such failure was caused by such party’s failure to act in good faith or use commercially reasonable efforts to consummate the transactions contemplated hereby.

6.          TERMINATION

6.1.       Termination. This Agreement may be terminated at any time prior to the Closing, but the following termination rights may not be exercised by a party whose breach is a proximate cause of the arising of any of the following termination rights:

(a)        by mutual written agreement of the Company and the Investors;

(b)        by either the Company or the Investors, upon written notice to the other, in the event that the Closing does not occur on or before December 31, 2016 (the “Outside Date”); provided, that such date may be extended as of November 30, 2016 for a period of up to ninety days by either the Company or the Investors if the condition in Section 5.15.1(c) has not been satisfied by November 25, 2016;

(c)         by either the Company or the Investors, upon written notice to the other party, if any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)        by the Investors, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 5.3(a), 5.3(b) or 5.3(c) not to be satisfied, and such breach is not cured, or is incapable of being cured, within ten days (but no later than the Outside Date) of receipt of written notice by the Investors to the Company of such breach;

(e)         by the Company, if a breach of any representation, warranty, covenant or agreement on the part of the Investors set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 5.2(a), 5.2(b) or 5.2(c) not to be satisfied, and such breach is not cured, or is incapable of being cured, within ten days (but no later than the Outside Date) of receipt of written notice by the Company to the Investors of such breach; provided that if the non-breaching Investors assume and perform the defaulting Investors’ obligations hereunder during such cure period, the Company shall not have such termination right under this Section ;

(f)         by the Investors, upon written notice to the Company, if the Company shall have entered into a definitive agreement to effect a Superior Transaction (it being understood that the Company shall pay the Termination Fee per Section 8.4(b)); or

(g)         by the Company, upon written notice to the Investors, if the Company shall have entered into a definitive agreement to effect a Superior Transaction and prior to or concurrently with such termination the Company pays the Termination Fee per Section 8.4(b).

6.2.       Effects of Termination. If this Agreement is terminated per Section 6.1, this Agreement (other than Article 8 which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect. Nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement.

7.          INDEMNIFICATION.

7.1.       Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, whether or not the Rights Offering, the issuance of any shares of Common Stock to any Investors or the other transactions contemplated hereby are consummated or this Agreement is terminated, from and after the date hereof, the Company agrees to indemnify and hold harmless each Investor, its Affiliates, and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) such Investor or its Affiliates (all such Persons being hereinafter referred to, collectively, as the "Investor Indemnified Persons") against any losses, claims, damages, liabilities or expenses (collectively, "Losses") to which such Investor Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (a) any inaccuracy in or breach of any representation or warranty of the Company in this Agreement, (b) any failure by the Company to comply with the covenants and agreements contained in this Agreement, (c) an untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus and all other documents filed as a part thereof or incorporated by reference therein, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (d) any litigation or proceeding by any stockholder of the Company or any other Person relating to this Agreement or the documents contemplated hereby, or the transactions contemplated hereby, or (e) by reason of the fact that such Investor is a party to this Agreement or in any way arising, directly or indirectly, from the Rights Offering or the consummation of the transactions contemplated by this Agreement. The Company will promptly reimburse such Investor Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Investor Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that the Company will not be liable to any Investor Indemnified Person in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the applicable Investor or its representatives expressly for use therein, (ii) the failure of such Investor Indemnified Person or its Affiliate to perform any covenant in this Agreement with respect to the sale of the Shares, (iii) the inaccuracy of any representation or warranty made by such Investor Indemnified Person or its Affiliate in this Agreement or (iv) the gross negligence or willful misconduct of such Investor Indemnified Person or its Affiliate.

7.2.       Indemnification by the Investors. Each Investor, severally and not jointly, agrees to indemnify and hold harmless the Company, its Affiliates, and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or its controlled Affiliates (all such Persons being hereinafter referred to, collectively, as the "Company Indemnified Persons"), against any Losses to which any Company Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (a) any breach of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of such Investor contained in this Agreement or (b) an untrue statement or alleged untrue statement or omission or alleged omission in reliance upon and in conformity with written information furnished to the Company by that Investor expressly for use therein, and such Investor will promptly reimburse such Company Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Company Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that such Investor will not be liable in any such case to the extent that any such Losses arise out of or are based upon (i) the failure of the Company or any other Investor to perform any of its covenants in this Agreement, (ii) the inaccuracy of any representation or warranty made by the Company or any other Investor in this Agreement  (iii) the gross negligence or willful misconduct of any Company Indemnified Person or any other Investor or (iv) in an amount in excess of the fees received by such Investor hereunder.

7.3.       Indemnification Procedures. Promptly after receipt by an indemnified party under this Article 7 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Article 7, promptly notify the indemnifying party in writing thereof, but the omission to notify the indemnifying party will not relieve such indemnifying party from any liability that it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Article 7 to the extent such indemnifying party is not prejudiced as a result of such failure to promptly notify. Such notice shall describe in reasonable detail such claim. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may elect by written notice delivered to such indemnified party within thirty days of such indemnifying party's receipt of notice of such action from such indemnified party, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, (a) if the indemnifying party has failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such indemnified party in any such proceeding or (b) if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded, based on the advice of counsel, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, in any such case, the indemnified party or parties shall have the right to select separate counsel to assume or assert, as the case may be, such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Article 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption or assertion, as the case may be, of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in any jurisdiction (and as required, local counsels), reasonably satisfactory to such indemnifying party, representing the indemnified party), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent such indemnified party within a reasonable time after notice of commencement of action or (iii) the indemnifying party shall have authorized in writing the employment of counsel for such indemnified person, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. The indemnifying party shall not be liable for any settlement of any action without its written consent. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all liability on claims that are the subject matter of such proceeding unless such settlement or compromise includes an unconditional release of such indemnified party from all liability arising out of such litigation or proceeding.

7.4.       Contribution. If the indemnification provided for in this Article 7 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under Sections 7.1, 7.2 and 7.3 in respect to any Losses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Losses referred to herein in such proportion as is appropriate to reflect the relative fault of the Company and the applicable Investor in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement and/or the Registration Statement, including the Prospectus, that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the applicable Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the applicable Investor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations in Section 7.3, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions of Section 7.3 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this Section 7.4; provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under Section 7.3 for purposes of indemnification. The Company and each Investor agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.5.       Article 7 Not Exclusive. The obligations of the Company under this Article 7 shall be in addition to any liability which the Company may otherwise have to any Investor Indemnified Person. The obligations of each Investor under this Article 7 shall be in addition to any liability which such Investor may otherwise have to any Company Indemnified Person. The remedies provided in this Article 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to the parties at law or in equity.

8.          MISCELLANEOUS

8.1.       Survival. Each of the representations and warranties in this Agreement (or any certificate delivered pursuant hereto) shall survive the Closing indefinitely (or, in each case, until final resolution of any claim or actions arising from the breach of any such representation and warranty, if written notice of such breach was provided prior to the end of such survival period).

8.2.       Legends. Each Investor agrees with the Company that each Backstop Acquired Share shall contain a legend substantially to the following effect, unless the Company determines otherwise in accordance with applicable Law:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OR ANOTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS

VOTING OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY A VOTING AGREEMENT.  THE VOTING AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY."

8.3.        Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.4.        Fees and Expenses.

(a)         Expenses.

(i)          Regardless of whether the Closing occurs, the Company shall reimburse the Investors for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by the Investors in connection with this Agreement and the transactions contemplated hereby; provided, however, that such fees and expenses shall not be reimbursed by the Company if this Agreement is terminated by the Company pursuant to Section 6.1(e).

(ii)         Payment of the Investors’ fees and expenses by the Company pursuant to this Section 8.4 shall be made at the Closing or, if this Agreement is terminated other than by the Company pursuant to Section 6.16.1(e), no later than three Business Days after delivery by the

Investors to the Company of written notice of (A) demand for payment after the termination of this Agreement, and (B) reasonably detailed documentation of such fees and expenses.

(b)        Termination Fee.

(i)         If this Agreement is terminated per Section 6.1(f) or per Section 6.1(g), then the Company shall, simultaneously with such termination (in the case of a termination by the Company) or within one Business Day following such termination (in the case of a termination by the Investor), pay the Investors the Termination Fee per Section 8.4(d).

(ii)        Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that if the Termination Fee becomes payable and is paid per this Section 8.4(b), the Termination Fee (and reimbursement of expenses pursuant to Section 8.4(a) shall, absent fraud or willful breach of this Agreement, be the Investors’ sole and exclusive remedy under this Agreement. No officer or director of the Company shall be entitled to any fee hereunder and such amount otherwise payable to an officer or director of the Company shall be retained by the Company.

(d)         Any amount that becomes payable by the Company in cash pursuant to this Section 8.4 shall be paid by wire transfer of immediately available funds to account(s) designated in writing by the Investors.

8.5.        Choice of Law.  This Agreement and the transactions contemplated hereby will be governed by the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

8.6.       Enforcement.

(a)         Any dispute arising under, related to or otherwise involving this Agreement or the transactions contemplated hereby will be litigated in the Court of Chancery of the State of Delaware.  The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury.  The parties do not consent to mediate any disputes before the Court of Chancery.

(b)       Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)         Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d)        Process may be served in the manner specified in Section 8.7, such service will be deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)          The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement.  If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

(f)          The transactions contemplated by this Agreement are unique. Accordingly, each of the Company and each Investor acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance (except in the circumstances in which the Termination Fee is payable and paid under Section 8.48.4(b)); provided that the party seeking specific performance is not in material default hereunder. The Company and the Investors agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Except in the circumstances in which the Termination Fee is payable and paid under Section 8.4(b), this provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement, including the right to seek damages for a breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party. For the avoidance of doubt, in circumstances in which the Termination Fee is payable and paid, other than in the case of fraud or willful breach of this Agreement, such Termination Fee shall be the Investors’ sole and exclusive remedy and the Investor shall not be entitled to specific performance or any other form of equitable relief.

8.7.        Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

If to the Company:	Great Elm Capital Group, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel; with a copy

(which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, 14th Floor
Palo Alto, CA 94301
Attention: Michael J. Mies

If to any Investor to:	the address set forth below such Investor’s name in Annex 1.

8.8.        No Third Party Beneficiaries.  Except as provided in Article 7, this Agreement is solely for the benefit of the parties.  Except as provided in Article 7, no other Person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

8.9.        Assignment.  Except for assignment to bona fide retirement vehicles or bona fide estate planning vehicles or members of the immediate family of a natural person Investor or assignment to one or more Affiliates of the other Investors hereunder, no party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will not relieve the assigning party of any liability or obligation hereunder and will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 8.9 will be null and void.

8.10.      No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11.      Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.12.      Amendment.  Subject to applicable Law, the parties may (a) extend the time for the performance of obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party herein, (c) waive compliance by the other party with any of the agreements or conditions herein or (d) amend, modify or supplement this Agreement.  Any agreement on the part of a party to any such extension, waiver, amendment, modification or supplement will be valid only if in an instrument in writing signed by an authorized representative of such party.  Any consent required of the Investors will be binding on all Investors if effected with the consent of Investors whose Pro Rata Interest in the aggregate represents more than fifty percent of $36.6 million; provided that any amendment that disproportionately and adversely effects an Investor will not be effective against such Investor without her, its or his consent.

8.13.      Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

8.14.      Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

8.15.     Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this

Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.

8.16.     Definitions. As used in this Agreement, the terms have the following meanings:

(a)        “Acquisition Transaction” means a (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any other direct or indirect acquisition involving 50% or more of the total voting power of the Company, or all or substantially all of the consolidated total assets (including equity securities of its Subsidiaries) of the Company.

(b)       “Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, for purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of the Investors.

(c)        “Alternative Financing Transaction” means a transaction or series of related transactions pursuant to which a Person provides to the Company debt or equity financing; provided that an Alternative Financing Transaction shall not include (i) a change of control transaction involving the Company or its stockholders, (ii) the liquidation, dissolution or reorganization of the Company, or (iii) an Acquisition Transaction.

(d)        Any Person shall be deemed to “Beneficially Own”, to have “Beneficial Ownership” of, or to be “Beneficially Owning” any securities (which securities shall also be deemed “Beneficially Owned” by such Person) that such Person is deemed to (i) “beneficially own” within the meaning of Rules

13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement or (ii) own for purposes of determining such person’s ownership under Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations.

(e)        “Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized to close in New York, New York.

(f)        “Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

(g)        “DGCL” means the General Corporation Law of the State of Delaware.

(h)        “Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

(i)        “Excluded Issuance” means any issuances of Common Stock, or options to acquire Common Stock, in bona fide employment or consulting relationships that are approved by the Board or a duly authorized committee of the Board.

(j)        “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(k)        “Law” means any federal, state, local or foreign law (including the Foreign Corrupt Practices Act of 1977 and the laws implemented by the Office of Foreign Assets Control, United States Department of Treasury), statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

(l)        “Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that (i) is or could reasonably be expected to be materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any Effect: (A) arising from changes or developments in the economy or financial markets generally, except to the extent such changes or developments have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct their businesses; (B) arising from general changes or developments in any industry in which the Company and its Subsidiaries operate, except to the extent such changes or developments have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in such industry; (C) arising from the announcement or pendency of the transactions contemplated by this Agreement; (D) arising from the taking of any action required by this Agreement; (E) arising from changes in any Law or GAAP or interpretation thereof; (F) arising from the failure by the Company to meet any public or other estimates, budgets or forecasts of revenues, earnings or other financial performance or results of operations (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); or (G) declines in the price or trading volume of shares of any capital stock of the Company or any change, or proposed change in the debt ratings of the Company or any of its Subsidiaries or any debt securities of the Company or any of its Subsidiaries (it being understood that the facts and circumstances giving rise to such declines or changes may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); or (ii) is materially adverse to the ability of the Company to consummate the transactions contemplated by this Agreement.

(m)        “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(n)        “Previously Disclosed” means (i) information set forth in or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 or its other reports and forms filed with the SEC under Section 13, 14 or 15 of the Exchange Act after July 1, 2015 (except for risks and forward looking information set forth or incorporated in the sections “Risk Factors” or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature) and (ii) the information set forth in a letter, dated the date of this Agreement, delivered by the Company to the Investors concurrent with the execution and delivery of this Agreement.

(o)        “Pro Rata Portion” means, with respect to each Investor, a percentage equal to (i) the dollar amount set forth adjacent to such Investor’s name in Annex 1, divided by (ii) $36,600,000; provided that if Investors assume a defaulting Investors obligations as contemplated in Section 6.16.1(e), then any Pro Rata Portion calculation shall give effect to such assumed obligations.

(p)        “Subsidiary” means any Person (whether or not incorporated) that the Company directly or indirectly owns or in respect of which the Company has the power to vote or Control 50% or more of any class or series of capital shares or other equity interests of such Person.

(q)        “Superior Transaction” means a bona fide written Alternative Financing Transaction or Acquisition Transaction that the Board (or a committee thereof consisting only of disinterested directors) has determined in good faith, after receiving the advice of its financial advisors and outside legal counsel and in the exercise of its fiduciary duties, is in the best interests of the Company’s stockholders, including, in the case of an Alternative Financing Transaction, a determination that such Alternative Financing Transaction would (i) provide the Company with liquidity in an amount in excess of that expected to result from the Rights Offering and Backstop Commitment or (ii) result in more favorable economic terms (including in the case of an Alternative Financing Transaction that is an equity investment, the price per share to be paid for the Capital Stock of the Company) for the Company than the Rights Offering and Backstop Commitment. Without limiting the generality of the foregoing, in evaluating whether an Alternative Financing Transaction or Acquisition Transaction is in the best interests of the Company’s stockholders, the Board (or a committee thereof consisting only of disinterested directors) shall take into consideration, among other things, regulatory or other approvals that would be required for such transaction.

(r)        “Termination Fee” means $1,098,900.

The parties hereto have caused this Agreement to be duly executed as of date first written above.

GREAT ELM CAPITAL GROUP, INC.		/s/ Chirstopher B. Madison
Christopher B. Madison

By:	/s/ Richard S. Chernicoff	/s/ Peter A. Reed
Name:	Richard S. Chernicoff	Peter A. Reed
Title:	Chief Executive Officer
/s/ David J. Steinberg
GRACIE INVESTING, LLC		David J. Steinberg

/s/ John S. Ehlinger
By:	/s/ David Cohen	John S. Ehlinger
Name:	David Cohen
Title:	CEO of Manager	/s/ Rodney D. Kent
Rodney D. Kent
LIBRA SECURITIES, LLC
/s/ Richard S. Chernicoff
Richard S. Chernicoff
By:	/s/ Jess M. Ravich
Name:	Jess M. Ravich	/s/ Hugh Steven Wilson
Title:	Chief Executive Officer	Hugh Steven Wilson

BENMARK INVESTMENTS LLC		/s/ Adam M. Kleinman
Adam M. Kleinman

By:	/s/ Mark Kuperschmid	/s/ Justin J. Bonner
Name:	Mark Kuperschmid	Justin J. Bonner
Title:	Managing Member
/s/ Adam W. Yates
/s/ Daniel M. Cubell		Adam W. Yates
Daniel M. Cubell
/s/ Boris Teksler
/s/ David Reed		Boris Teklser
David Reed

/s/ Donald F. DeKay		/s/ Clifton Back
Donald F. DeKay		Clifton Back

Annex 1

THE INVESTORS

Investor Name and Address	Commitment Amount	Shares Beneficially Owned as of the date of this Agreement
Gracie Investing, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025 Attention: Robert Terrell	$ 20,000,000	0
Christopher B. Madison 72A Wolseley Road Point Piper, NSW, 2027 Australia	$ 2,502,500	0
John S. Ehlinger 15 Wilsondale Street Dover, MA 02030-2260	$ 2,502,500	0
Peter A. Reed 42 Pembroke Road Wellesley, MA 02482	$ 2,502,500	53,912
David J. Steinberg 200 Clarendon Street, 51st Floor Boston, MA 02116	$ 2,502,500	0
Rodney D. Kent 3859 Pratt Drive Oneida, NY 13421	$ 2,000,000	0
Libra Securities, LLC 149 S Barrington Avenue, Suite 828 Los Angeles, CA 90049 Attention: Jess M. Ravich	$ 1,500,000	0
Richard S. Chernicoff 4309 Forest Avenue SE Mercer Island, WA 98040	$ 600,000	34,083
Hugh Steven Wilson 101 Founders Place Aspen, CO 81611	$ 500,000	7,639
Justin J. Bonner 45 Province Street Boston, MA 02108	$ 475,000	0
Adam M. Kleinman 11 Applecrest Road Weston, MA 02493-1101	$ 475,000	0

Annex 1-1

Daniel M. Cubell 216 Winding River Road Wellesley, MA 02482	$ 260,000	0
Adam W. Yates 27 York Road Wayland, MA 01778	$ 250,000	0
Benmark Investments LLC 1568 Columbus Avenue Burlingame, CA 94010	$ 250,000	15,523
Boris Teklser 60 Doud Drive Los Altos, CA 94022	$ 100,000	0
David and Susan Reed	$ 100,000	0
Clifton Back 70 Maynard Farm Road Sudbury, MA 01776	$ 60,000	0
Donald F. DeKay 3096 Corlear Drive Baldwinsville, New York 13027	$ 50,000	0
Total	$ 36,630,000

Annex 1-2